CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 18, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Reports to Shareholders of Batterymarch U.S. Small Capitalization Equity Portfolio and Global Opportunities Bond Fund, which comprise Legg Mason Charles Street Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Corporations' Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.







PricewaterhouseCoopers LLP
Baltimore, Maryland
July 27, 2007